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                                                                    EXHIBIT 99





                            THE MOORE-HANDLEY, INC.

                          EMPLOYEE STOCK PURCHASE PLAN


                                   SECTION I.

                                    PURPOSE

                  The purpose of The Moore-Handley, Inc. Employee Stock Purchase Plan (the "Plan") is to encourage and facilitate stock ownership by Employees by providing a continued opportunity to purchase Common Stock, generally through voluntary after-tax payroll deductions. Except as provided for in Section 5 hereof, the Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Code.


                                  SECTION II.

                                  DEFINITIONS

                  A. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

                  1.       "Board" means the Board of Directors of the Company.

                  2. "Code" means the Internal Revenue Code of 1986, as amended.

                  3. "Common Stock" means the common stock, par value $.10, of the Company.

                  4. "Company" means Moore-Handley, Inc., a Delaware corporation.

                  5. "Compensation" means base salary, determined without regard to any salary reduction contributions under a qualified cash or deferred arrangement or a cafeteria plan, in each case meeting the applicable requirements of the Code.

                  6. "Current Option Holder" means Employees and directors of the Company who own stock options as of the Effective Date and who have elected to participate in the Plan in accordance with Section 5 hereof.

                  7. "Custodian" means the bank, trust company or other entity selected by the Plan Administrator to serve as the custodian under the Plan.

                  8. "Date of Exercise" means the last trading day of each calendar month.





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                  9.       "Date of Grant" means the date upon which an Option
                           is granted, as set forth in Section 6.3.

                  10. "Effective Date" means March 30, 1998. Notwithstanding the foregoing, no purchase of Common Stock or exercise of Nonqualified Options shall occur pursuant to Section 5 and no Option shall be exercised pursuant to Section 6 prior to the date, if any, as of which the Plan is approved by shareholders.

                  11. "Employees" means all officers and employees of the Company and of any Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator.

                  12. "Employer" means the Company and any Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator.

                  13. "Fair Market Value" means, on any date, the closing price of the last trade of the Common Stock as reported on the National Association of Securities Dealers Automatic Quotation system (or on such other recognized quotation system on which the trading price of the Common Stock is quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on such system on such date, Fair Market Value shall mean the closing price of the last trade on the immediately preceding date on which Common Stock transactions were so reported.

                  14. "Individual Account" means a separate account maintained by the Custodian for each Employee participating under Section 6 hereof.

                  15.      "Nonqualified Option" means an option granted under
                           Section 5 to a participating Employee to purchase shares of Common Stock.

                  16. "Option" means an option granted under Section 6 to a participating Employee to purchase shares of Common Stock. To the extent contemplated by Section 5 the term Option shall include Nonqualified Options.

                  17.      "Option Price" has the meaning set forth in Section
                           6.7.

                  18. "Parent" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.





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                  19.      "Payroll Contributions" means an Employee's
                           after-tax contributions of Compensation by payroll deduction pursuant to Section 6.5.

                  20. "Plan Administrator" means a committee comprised solely of directors or solely of officers of the Company selected by the Board.

                  21. "Plan Year" means for the first Plan Year, the period beginning on the Effective Date and ending on December 31, 1998 and for each succeeding Plan Year, a period of twelve months commencing on January 1 and ending on the next December 31.

                  22. "Promissory Note" means a full recourse promissory note described in Section 5 hereof.

                  23. "Qualified Stock Purchases" means purchases of Common Stock pursuant to the exercise of Options granted under Section 6, which are intended to be qualified under Section 423 of the Code.

                  24. "Subsidiary" means each of the Company's direct or indirect majority-owned subsidiaries.

                  25. "Terminating Event" means a participating Employee's termination of employment for any reason, Unpaid Leave or any other event which causes such Employee to no longer meet the requirements of Section 4.

                  26. "Unpaid Leave" means an unpaid leave of absence or any leave of absence that does not meet the requirements of Treasury Regulation Section 1.421-7(h)(2).

                  27. "Withdrawn Shares" means any shares which have been retained in an Employee's Individual Account for less than six months.


                                  SECTION III.

                                 ADMINISTRATION

                  The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may delegate responsibility for the day to day operation and administration of the Plan to any officer or employee or group of officers or employees of the Company or any of its Subsidiaries.





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                                  SECTION IV.

                                  ELIGIBILITY

                  A. General Rule. Except as otherwise provided herein, all Employees shall be eligible to participate in the benefits available under
Section 6, but only the Current Option Holders shall be eligible to participate under Section 5.

                  B. Exclusions. Notwithstanding the provisions of Section 4.1, any Employee (i) whose customary employment is 20 hours or less per week, (ii) who has been employed for less than 90 days, (iii) who is on an Unpaid Leave,
(iv) who terminates employment or is terminated for any reason, or (v) who, after an Option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of a Parent or any Subsidiary, shall not be eligible to participate in Section 6 of the Plan.


                                   SECTION V.

                 NONQUALIFIED STOCK PURCHASES AND STOCK OPTIONS

                  A. Nonqualified Stock Purchases.

                  (a) Participation. Each Current Option Holder shall be entitled to purchase hereunder the number of shares of Common Stock equal to the number of stock options currently held by such Current Option Holder. A Current Option Holder may participate under this Section 5 by (i) completing and forwarding an enrollment form to the Plan Administrator or its designee,
(ii) surrendering, for cancellation, all stock options held by such Current Option Holder and (iii) satisfying such other conditions as the Plan Administrator shall establish. The purchase price for such shares shall be $2.625 per share and may be paid in cash or with a Promissory Note described in subsection (c) below. The closing of any purchase under this Section 5 shall be required to occur on or before June 30, 1998. The purchase price set forth herein is the price paid by the Company in certain recent repurchase transactions.

                  (b) Operation of Stock Purchases. The provisions of this
Section 5 pertain to a one-time offer to sell a limited number of securities to a limited group of officers and directors.

                  (c) Promissory Note. Each Current Option Holder who elects to purchase shares with a Promissory Note shall be required to execute a Promissory Note, in a form acceptable to the Company, which will provide for the entire principal balance to become due and payable on the third anniversary of the purchase of shares under this Section 5 (or, if earlier, upon the termination of the Current Option Holder's employment). Interest on the Promissory Note will accrue at an annual rate equal to the rate of interest paid by the Company on its principal revolving line of credit as in effect on the date of such purchase. Interest will be payable annually on each of the first, second and third anniversaries of the date of purchase of shares.


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                  (d) Purchase of Shares. As soon as practicable, but not later than five business days following the full payment of cash or the principal balance and accrued interest on the Promissory Note, the Custodian shall issue that number of whole shares of Common Stock purchased.

                  B. Nonqualified Options. Any Employee who does not satisfy the eligibility requirements set forth in Section 4 hereof, may nonetheless be granted a Nonqualified Option to purchase Common Stock under the same terms and conditions as described in Section 6 below, provided that, the exercise price to be paid by each Employee participating in this Section 5.2 shall be an amount equal to 100% of the Fair Market Value of a share of Common Stock on the Date of Grant.


                                  SECTION VI.

                           QUALIFIED STOCK PURCHASES

                  A. Stock to Be Issued. Subject to the provisions of Sections
6.8 and 11.3, the number of shares of Common Stock issuable pursuant to Options under this Section 6 and Section 5.2 of the Plan shall not exceed 300,000 less that number of shares purchased under Section 5.1 of the Plan on or before June 30, 1998, if any. The shares to be delivered pursuant to Options under the Plan may consist, in whole or in part, of treasury stock or authorized but unissued Common Stock, not reserved for any other purpose.

                  B. Shareholder Approval. The Plan will be submitted for the approval of the Company's shareholders not later than 12 months after the Effective Date. No Options granted under this Section 6 may be exercised prior to such shareholder approval. If shareholders do not grant such approval, this
Section 6 shall be rendered void and without effect.

                  C. Grant of Options. Subject to Sections 4 and 6.2, the Company may offer Options under the Plan to all Employees. Options will be granted on the Effective Date and may be granted on such other date or dates as shall be determined by the Plan Administrator. The term of each Option shall end on the date which is 27 months from the Date of the Grant (or on such earlier date as shall be determined by the Plan Administrator). The number of whole shares of Common Stock subject to each Option shall be the lesser of (i) the quotient of (A) the Payroll Contributions authorized by each participating Employee in accordance with Section 6.5 for the term of the Option divided by
(B) the Option Price for each share of Common Stock purchased pursuant to such Option, excluding all fractions, or (ii) such maximum number of shares as may be established by the Plan Administrator, which may be established as a fixed number or vary based on a predetermined formula.

                  D. Participation. An Employee who meets the requirements in
Section 4 may participate in the Plan under this Section 6 by completing and forwarding an enrollment form to the Plan Administrator or its designee, and by satisfying such other conditions as the Plan Administrator shall establish from time to time. Eligible Employees who elect to participate in the Plan shall authorize a payroll deduction from the Employee's Compensation to be made as of any future payroll period. Any election to


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authorize payroll deductions shall be effective on such date as the Plan
Administrator may determine after the date of the receipt of the enrollment form by the Plan Administrator or its designee.

                  E. Payroll Contributions. There shall be an Individual Account for each participating Employee to which shall be credited the amount of any Payroll Contributions and the number of full or fractional shares of Common Stock that are purchased by such Employee, pursuant to the terms of the Plan. An Employee may authorize Payroll Contributions in terms of whole number percentages, of the Compensation that the Employee receives during each payroll period; provided that (i) no Employee shall be entitled to make Payroll Contributions for any Plan Year in excess of $25,000, and (ii) no Employee shall be permitted to purchase Common Stock pursuant to Options under the Plan or under any other employee stock purchase plan of the Company or a Parent or any Subsidiary which is intended to qualify under Section 423 of the Code, at a rate which exceeds $25,000 in Fair Market Value (determined at the time the Option is granted) for each calendar year in which such Option granted to such Employee is outstanding at any time. In the event of a participating Employee's Terminating Event, (i) no further Payroll Contributions by such Employee shall be permitted and (ii) his outstanding Options shall terminate. Employees on short-term disability may make Payroll Contributions.

                  F. Exercise of Options. Each participating Employee automatically and without any act on his part will be deemed to have exercised his Option on each Date of Exercise to the extent that the balance then in his Individual Account is sufficient to purchase at the Option Price whole shares of Common Stock. Any amount in the participating Employee's Individual Account on a Date of Exercise not applied to the purchase of Common Stock shall continue to be held in such account and applied as of the earliest subsequent Date of Exercise at which such amount can be so applied in accordance with the terms hereof.

                  G. Option Price. Except as provided in Section 5.2, the Option Price per share of Common Stock (the "Option Price") to be paid by each participating Employee on each exercise of his Option shall be an amount equal to 85% (or such greater percentage as the Board or its designee may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or, if authorized by the Board at the Date of Grant, the lesser of (i) 85% (or such greater percentage as the Board or its designee may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or (ii) 85% (or such greater percentage as the Board or its designee may authorize) of the Fair Market Value of a share of Common Stock on the Date of Exercise.

                  H. Canceled, Terminated or Forfeited Options. Any shares of Common Stock subject to an Option which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock shall again be available for Options under the Plan.



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                                  SECTION VII.

                     DEDUCTION CHANGES AND PLAN WITHDRAWALS

                  A. Deduction Changes. Subject to Section 6.5, a participating Employee may increase or decrease his Payroll Contributions, as of any time as the Plan Administrator shall determine, commencing after the receipt of proper notice of such change by the Plan Administrator or its designee. If an Employee ceases to make Payroll Contributions at any time prior to a Terminating Event, any cash balance then held in his Individual Account shall automatically be distributed to such Employee as soon as practicable after the effective date of such cessation.

                  B. Withdrawals. An Employee may at any time (subject to such notice requirements as the Plan Administrator may from time to time prescribe), and for any reason, cease participation in Section 6 of the Plan and withdraw all or any portion of the shares of Common Stock and cash, if any, in his Individual Account pursuant to Section 9. The Employee may thereafter recommence participation in Section 6 on the date the Plan Administrator shall determine following completion of re-enrollment pursuant to Section 6.4. Upon an Employee's Terminating Event, any and all cash held in his Individual Account shall be distributed to him as soon as practicable thereafter. Without limiting the generality of the foregoing, upon the termination of an Employee's employment, all shares and any cash held in his Individual Account shall be distributed to him as soon as practicable thereafter.


                                 SECTION VIII.

                            ISSUANCE OF CERTIFICATES

                  While maintained by the Custodian, all shares shall be held in the name of the Custodian or its nominee, or in street name. The Company shall issue certificates to an Employee who is to receive a distribution of shares pursuant to Section 9 as soon as practicable following the event giving rise to such distribution under such Section 9. Such certificates may be registered only in the name of the Employee. Notwithstanding the foregoing, the Company shall issue certificates to an Employee upon such Employee's request to the Plan Administrator or its designee as soon as practicable following such request.


                                  SECTION IX.

                         WITHDRAWALS AND DISTRIBUTIONS

                  All or a portion of the shares of Common Stock allocated to an Employee's Individual Account may be withdrawn by an Employee at any time. Upon termination of employment, all amounts and shares of Common Stock held for the benefit of any Employee shall be distributed to such Employee. Any withdrawal or other distribution shall be made in the form of cash or stock, as elected by the Committee. To the extent of a withdrawal or distribution of an Employee's shares in the form of cash, the




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Employee shall receive an amount per share equal to the proceeds received from the sale of such shares net of his allocable share of any related brokerage fees and other expenses incurred in connection with the sale of such shares. All fractional shares shall be paid in cash at the average sale price of such shares sold on behalf of Employees on the day of such sales.

                                   SECTION X.

                            MISCELLANEOUS PROVISIONS

                  A. Withholding. The Employer or its designee may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Employer is required by law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with Payroll Contributions. Each participating Employee, however, shall be responsible for the payment of all individual tax liabilities relating to any such amounts.

                  B. Rights Not Transferable. Rights under the Plan are not transferable by a participating Employee other than by will or the laws of descent and distribution of the state wherein the Employee is domiciled at the time of his death, and are exercisable during the Employee's lifetime only by the Employee.

                  C. Adjustments in Capitalization; Mergers. In the event of any stock dividend or stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, (i) shares credited to each Employee's Individual Account shall be adjusted in the same manner as all other outstanding shares of Common Stock in connection with such event, (ii) the Board or a committee thereof shall determine the kind of shares which may be acquired under the Plan after such event, and (iii) the aggregate number of shares of Common Stock available under Sections 5.1 or 6.1 or subject to outstanding Options and the respective exercise prices applicable to outstanding Options may be appropriately adjusted by the Board or a committee thereof, in its discretion, and the determination of the Board or a committee thereof shall be conclusive. Except as otherwise determined by the Board, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate and all shares of Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 9 as soon as practicable unless any surviving entity agrees to assume the obligations hereunder.

                  D. Amendment of the Plan. The Board or its delegate may at any time, or from time to time, amend the Plan in any respect; provided that shareholder approval shall be required to amend the Plan to (i) change the number of shares of Common Stock reserved for issuance under Section 5.1 or
Section 6.1 of the Plan, (ii) decrease the Option Price below a price computed in the manner stated in Section 5.2 or 6.7, or (iii) alter the requirements for eligibility to participate in the Plan under Section 6. No amendment, modification, or termination of the Plan shall in any manner adversely affect the rights of any Employee under the Plan, without the consent of the Employee. The Plan shall


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terminate at any time at the discretion of the Board or its delegate. Upon termination of the Plan, all shares of Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 9 as soon as practicable.

                  E. Requirements of Law. The Company's obligation to deliver Common Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                  F. Custodial Arrangement. All cash and Common Stock allocated to an Employee's Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Employee with respect to such cash and Common Stock. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Board or the Plan Administrator or the Custodian, on the one hand, and any Employee, the Company or any other person or entity, on the other hand.

                  G. No Right to Continuous Employment. The Plan and any right to purchase Common Stock granted hereunder shall not confer upon any Employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary by which an Employee is employed to terminate his employment at any time.

                  H. Indemnification. Each person who is or shall have been a member of the Board or the Plan Administrator shall be indemnified and held harmless by the Company and each Employer against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or ByLaws, by contract, as a matter of law, or otherwise.

                  I. No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans.

                  J. No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (ii) except as provided in Section 11.4, to limit the right or power of the Company or any of its subsidiaries or affiliates to take any action which such entity deems to be necessary or appropriate.


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                  K. Governing Law. The Plan shall be construed in accordance with and governed by the laws of Delaware, without regard to principles of conflict of laws.


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